EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is effective this 27th day of October, 2008 (the “Effective Date”), by and between Sharps Compliance Corp, a Delaware corporation, with principal offices located at 9220 Kirby Drive, Suite 500, Houston, Texas 77054 (hereinafter referred to as "Employer"), and John R. Grow (hereinafter referred to as "Employee").

WITNESSETH:

WHEREAS, the Employee is currently a member of the Board of Directors of Employer;

WHEREAS, (i) the Employer is desirous of appointing the Employee as President and Chief Operating Officer with Employee continuing as a member of the Board of Directors of Employer and (ii) the Employee is desirous to undertake such responsibilities;

NOW, THEREFORE, in consideration of the foregoing premises, the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
DUTIES

1.1 Duties. During the Term of Employment (as defined below), the Employer agrees to employ Employee as President and Chief Operating Officer and the Employee agrees to serve the Employer in such capacity upon the terms and subject to the conditions set forth in this Agreement.

1.2 Extent of Duties. The Employee shall devote substantially all of his business time, energy and skill to the affairs of the Employer as the Employer working under the direction of the Chief Executive Officer and the Board of Directors of the Company.

ARTICLE II
TERM OF EMPLOYMENT

2.1 The term of this Employment Agreement will begin on the date hereof and will continue for two (2) years hereafter (the “Initial Term of Employment”). This Agreement may be extended for a one (1) year period at the end of the Initial Term of Employment should both Employer and Employee mutually agree upon such extension and such extension be evidenced in writing at least thirty (30) days in advance of the end of the Initial Term of Employment.

ARTICLE III
COMPENSATION

3.1 Annual Base Compensation. As compensation for services rendered under this Agreement, Employee shall be entitled to receive from the Employer an annual base salary (before standard deductions) of $260,000 during the Term of Employment. Employees’ annual base salary shall be payable on a bi-weekly basis and in accordance with the prevailing practice and policy of the Employer.

3.2 Benefits. Employee shall be entitled to participate in the Employer’s group benefit plan as shown on the attached Benefits Plan Summary. Employee will also be entitled to, (i) the use, during the term of Employee’s employment, of a furnished residence (the selection of such being mutually-agreed between Employer and Employee) paid for by the Employer, (ii) two (2) Employer-paid round-trips per month to Employee’s residence during the term of Employee’s employment and (iii) a grant of 300,000 restricted and unregistered shares of Employer common stock under the terms and conditions set forth in the attached Restricted Stock Award Agreement.

Employee recognizes and agrees that he is no longer eligible to participate in the Non-Employee Board of Director Compensation Plan other than any restricted stock awards previously granted to Employee will remain the property of the Employee and will not be subject to forfeiture.

Employee is eligible for bonuses as the sole discretion of the Board of Directors.

ARTICLE IV
TERMINATION

4.1 Termination by the Employer Without Cause. Subject to the provisions of this Section 4.1, this Agreement may be terminated by the Employer without cause upon thirty (30) days prior written notice thereof given to Employee. In the event of termination pursuant to this Section 4.1, (a) the Employer shall continue to pay Employee his then effective base salary under Section 3.1 hereof and all benefits under Sections 3.2 hereof for a full three (3) month period, and (b) any unvested and outstanding stock options or restricted stock held by Employee shall become fully vested and exercisable. Payment or performance by the Employer in accordance with this Section shall constitute Employee's full severance pay and the Employer shall have no further obligation to Employee arising out of such termination.

4.2 Termination by the Employer for Cause. The Employer may terminate this Agreement at any time if such termination is for "cause" (as defined below), by delivering to Employee written notice describing the cause of termination thirty (30) days before the effective date of such termination and by granting Employee at least thirty (30) days to cure the cause. In the event the employment of Employee is terminated for "cause", Employee shall be entitled only to (i) the base salary earned pro rata to the date of such termination with no entitlement to any base salary continuation payments or benefits continuation (except as specifically provided by the terms of an employee benefit plan of the Employer) and (ii) stock options and/or restricted stock that has vested through the date of termination for cause. Except as otherwise provided in this Agreement, the determination of whether Employee shall be terminated for "cause" shall be made by the Board of Directors of the Employer, in reasonable exercise of its business judgment, and shall be limited to the occurrence of the following events:

a)	Conviction of or a plea of nolo contendere to the charge of a felony (which, through lapse of time or otherwise, is not subject to appeal);

b)	Willful refusal without proper legal cause to perform, or gross negligence in performing, Employee's duties and responsibilities;

c)	Material breach of fiduciary duty to the Employer through the misappropriation of funds or property of the Employer or its subsidiaries; or

d)	The unauthorized absence of Employee from work (other than for sick leave or disability) for a period of 30 working days or more during any period of 45 working days during the Term of Employment.

4.3 Termination Upon Death or Permanent Disability. In the event that Employee dies, this Agreement shall terminate upon the Employee's death. Likewise, if the Employee becomes unable to perform the essential functions of the position, with or without reasonable accommodation, on account of illness, disability, or other reason whatsoever for a period of more than one (1) month, this Agreement shall terminate effective upon such incapacity, and Employee (or his legal representatives/trust) shall be entitled only to the base salary earned pro rata to the date of such termination with no entitlement to any base salary continuation payments or benefits continuation.

4.4 Voluntary Termination by Employee. Employee may terminate this Agreement at any time upon delivering thirty (30) days written notice of resignation to the Employer. In the event of such voluntary termination, Employee shall be entitled to (i) his base salary earned pro rata to the date of his resignation (but no base salary continuation payments or benefits continuation) and (ii) stock options and/or restricted stock that has vested through the date of voluntary termination

ARTICLE V
CONFIDENTIAL INFORMATION AND NONCOMPETITION

5.1 Nondisclosure. During the term of Agreement and thereafter, Employee shall not, without the prior written consent of the Board of Directors, disclose or use for any purpose (except in the course of his employment under this Agreement and in furtherance of the business of the Employer) confidential information or proprietary data of the Employer (or any of its subsidiaries), except as required by applicable law or legal process, provided, however, that confidential information shall not include any information known generally to the public or ascertainable from public or published information (other than as a result of unauthorized disclosure by Employee) or any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that conducted by the Employer (or any of its subsidiaries).

5.2 Noncompetition. The Employer and Employee agree that the services rendered by Employee hereunder are unique and irreplaceable. Employee hereby agrees that, during the Term of Employment and for a period of twelve (12) months thereafter, Employee shall not (except in the course of his employment under this Agreement and in furtherance of the business of the Employer or any of its subsidiaries), (i) engage in as principal, consultant or employee in any segment of a business of a Employer, partnership or firm ("Business Segment") that is directly competitive with any business of the Employer in one of its major commercial or geographic markets or (ii) hold an interest (except as a holder of less than 5% interest in a publicly traded firm or mutual funds, or as a minority stockholder or unitholder in a form not publicly traded) in a company, partnership or firm with a Business Segment that is directly competitive, without the prior written consent of the Employer.

5.3 Validity of Noncompetition. The foregoing provisions of Section 5.2 shall not be held invalid because of the scope of the territory covered, the actions restricted thereby, or the period of time such covenant is operative. Any judgment of a court of competent jurisdiction may define the maximum territory, the actions subject to and restricted by Section 5.2 and the period of time during which such agreement is enforceable.

5.4 Noncompetition Covenants Independent. The covenants of the Employee contained in Section 5.2 will be construed as independent of any other provision in this Agreement; and the existence of any claim or cause of action by the Employee against the Employer will not constitute a defense to the enforcement by the Employer of said covenants. The Employee understands that the covenants contained in Section 5.2 are essential elements of the transaction contemplated by this Agreement and, but for the agreement of the Employee to Section 5.2, the Employer would not have agreed to enter into such transaction. The Employee has been advised to consult with counsel in order to be informed in all respects concerning the reasonableness and propriety of Section 5.2 and its provisions with specific regard to the nature of the business conducted by the Employer and the Employee acknowledges that Section 5.2 and its provisions are reasonable in all respects.

5.5 Confidential and Proprietary Information. Confidential and Proprietary Information shall include, without limitation, matters of a technical nature, such as know-how, formula, computer programs, software and documentation, secret processes or machines, inventions, research projects, plans for further development and matters of a business nature, such as information about costs, profits, markets, sales lists of customers, and business data regarding customers, salaries and other personnel data, and any other information of a similar nature to the extent not available to the public.

The Employee shall promptly disclose to the Employer or its designee any and all ideas, inventions, improvements, discoveries, developments, innovations, or works of authorship (hereinafter referred to as the "Inventions"), whether patentable or unpatentable, copyrightable or uncopyrightable, made, created, developed, discovered, worked on or conceived by the Employee, either solely or jointly with others, whether or not reduced to drawings, written description, documentation, models or other intangible form, during the Term of Employment and for a period of six (6) months thereafter that relate to, or arise out of, any developments, services research or products of, or pertain to the business of, the Employer.

ARTICLE VI
MISCELLANEOUS

6.1 Modification; Amendment; Waiver. No modification, amendment or waiver of any provisions of this Agreement shall be effective unless approved in writing by both parties. The failure at any time to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of either party thereafter to enforce each and every provision hereof in accordance with its terms.

6.2  Governing Law; Jurisdiction. This Agreement and performance under it, and all proceedings that may ensue from its breach, shall be construed in accordance with and under the laws of the State of Delaware.

6.4  Notices. All notices and other communications under this Agreement shall be in writing and shall be given in person or by personal delivery, overnight delivery, or first class mail. certified or registered with return receipt requested, with postal or delivery charges prepaid, and shall be deemed to have been duly given when delivered personally, or three days after mailing first class, certified or registered with return receipt requested, to the respective persons named below:

If to the Employer:	Corporate Secretary
Sharps Compliance Corp.
9220 Kirby Drive, Suite 500
Houston, Texas 77054

If to the Employee:	John R. Grow
1356 Rainsong Cove South
Cordova, TN 38016

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the day and year indicated above.

APPROVED AND AGREED:

COMPANY: SHARPS COMPLIANCE CORP.

By:
Name:
Title:	Chairman, Compensation Committee of the Board of Directors

By:
Name:
Title:	Chief Executive Officer

EMPLOYEE:

John R. Grow